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                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Schroder Capital Funds (Delaware)

We consent to the incorporation by reference in Amendment No. 52 to the Registration Statement of the Schroder Capital Funds (Delaware) (consisting of Investor and Advisor Shares of Schroder International Fund and Schroder U.S. Smaller Companies Fund, and Investor Shares for Schroder Emerging Markets Fund, Schroder International Smaller Companies Fund, Schroder International Bond Fund, Schroder U.S. Diversified Growth Fund, and Schroder Micro Cap Fund),
(collectively, the "Funds") on Form N-1A (File No. 811-1911) under the Investment Company Act of 1940, as amended, and Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A (File No. 2-34215) under the Securities Act of 1933, as amended, of our reports dated July 21, 1998 for the Schroder Emerging Markets Fund, Schrdoer Micro Cap Fund, and Schroder U.S. Smaller Companies Fund, December 22, 1998 for the Schroder International Fund, Schroder International Smaller Companies Fund and Schroder U.S. Diversified Growth Fund, and February 5, 1999 for the Schroder International Bond Fund on our audits of the financial statements and financial highlights of the Funds, which reports are incorporated by reference in the Amendment and Post-Effective Amendment to the Registration Statement. We consent to the references to our
Firm under the captions "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information for the aforementioned Funds.



                                                 /s/PricewaterhouseCoopers LLP

                                                 PricewaterhouseCoopers LLP


Boston, Massachusetts
February 26, 1999